Exhibit 99.1

FOR IMMEDIATE RELEASE
For press inquiries: Jules Abraham for Alimera Sciences 917-885-7378 julesa@coreir.com	For investor inquiries: Scott Gordon for Alimera Sciences scottg@coreir.com

Alimera Sciences Announces Effectiveness
of Previously Announced Reverse Stock Split

ATLANTA, November 14, 2019 – Alimera Sciences, Inc. (Nasdaq: ALIM) (“Alimera”), a leader in the commercialization and development of prescription ophthalmology treatments for the management of retinal diseases, announces that it has filed a certificate of amendment to its restated certificate with the Secretary of State of the State of Delaware that will effect the previously announced one-for-15 reverse stock split of its common stock. The certificate of amendment provides that the reverse stock split will become effective at 5:01 PM Eastern Time today, after the close of trading on The Nasdaq Global Market. On November 15, 2019, Alimera’s common stock will begin trading on a post-reverse stock split basis on The Nasdaq Global Market under the existing symbol “ALIM.”
About Alimera Sciences, Inc.
Alimera, founded in June 2003, is a pharmaceutical company that specializes in the commercialization and development of prescription ophthalmic pharmaceuticals for the management of retinal diseases. Alimera is presently focused on diseases affecting the back of the eye, or retina, because these diseases are not well treated with current therapies and will affect millions of people in our aging populations. For more information, please visit www.alimerasciences.com.
Forward-Looking Statements
This press release contains a “forward-looking statement” within the meaning of the Private Securities Litigation Reform Act of 1995 regarding Alimera’s expectation that its common stock will trade The Nasdaq Global Market on a post-reverse stock split basis on November 15, 2019. The forward-looking statement is based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change this expectation, and could cause actual results to differ materially from those projected in the forward-looking statement. Meaningful factors that could cause actual results to differ include, but are not limited to, unforeseen technical issues that could result in Alimera’s common stock not trading on The Nasdaq Global Stock Market on a post-reverse stock split basis on November 15, 2019 as expected.